Amendment No. 1

To

Amended and Restated Limited Liability Company Agreement

Of

TCW Direct Lending VIII LLC

This Amendment No. 1 to Amended and Restated Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of TCW Direct Lending VIII LLC, a Delaware limited liability company (the “Company”) is made and entered into as of May 24, 2022 by TCW Asset Management Company LLC, a Delaware limited liability company.

RECITALS

WHEREAS, the Company is currently governed by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 21, 2022 (“Agreement”);

WHEREAS, the Board (as defined in the Agreement) has adopted this Amendment, including the amendments of the Agreement contained herein; and

WHEREAS, the undersigned desires to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, hereby agrees and hereby amends the Agreement as follows:

1.	Amendments.

a.	Second and third sentences in Section 3.4.1(c) of the Agreement are hereby amended in their entirety to read as follows:

However, the initial members of the three classes have initial terms as indicated on Schedule A. Following the expiration of the initial terms as set out on Schedule A, at each subsequent annual meeting of the Members, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of the Members held in the third year following the year of their election.

b.	First sentence in Section 3.7 of the Agreement is hereby amended in its entirety to read as follows:

Commencing with the calendar year that begins after the Initial Closing Date, the Company will hold an annual meeting for the purposes of electing Directors and offering the Members the opportunity to review and discuss the Company’s investment activity and portfolio, and for such other business as may lawfully come before the Members.

c.	Schedule A of the Agreement is hereby amended in its entirety to read as follows:

Name	Schedule of Directors Class	Expiration of Term

Sheila A. Finnerty	Class I	2023

Saverio M. Flemma	Class II	2024

R. David Kelly	Class III	2025

Andrew W. Tarica	Class I	2023

Richard T. Miller	Class II	2024

Laird Landmann	Class III	2025

2.	Agreement in Effect.

Except as hereby amended, the Agreement shall remain in full force and effect.

3.	Applicable Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.	Severability.

Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

5.	Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.	Binding Effect.

This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

* * * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VIII LLC as of the day, month and year first above written.

MEMBER:

TCW ASSET MANAGEMENT COMPANY LLC

By:	/s/ Meredith Jackson
Name: Meredith Jackson
Title: Executive Vice President and General Counsel

By:	/s/ Zachary Edelman
Name: Zachary Edelman
Title: Vice President